EXHIBIT 10.4

ABRASIVE FLUID JET RIG CONSTRUCTION AGREEMENT

THIS AGREEMENT dated the 17 day of March, 2005 (this “Agreement”) is entered into by and between Verdisys Inc., a California corporation with its principal place of business located at 14550 Torrey Chase Blvd, Houston, TX 77014 (“Verdisys”), and Alberta Energy Holding Inc., a Delaware corporation with its principal place of business located at 43 Brookgreen Circle North, Montgomery, Texas 77356 (“Alberta”). Verdisys and Alberta are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Verdisys provides proprietary oil services, equipment, and solutions for energy production enhancement, including lateral drilling technologies owned by Verdisys or licensed from third parties and which utilize specially fabricated mobile drilling rigs and other related proprietary technologies (collectively, the “Verdisys Technologies”);

WHEREAS, ALBERTA is in the business of performing mechanical engineering, technical consulting, and assembly of components and total rig systems; and are included in Appendix “A” attached hereto (the “Equipment and Services”);

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Objectives

Subject to the terms and conditions of this Agreement, ALBERTA is interested in providing a modified lump-sum price of $850,000 USD to engineer, design, source, and build the Verdisys AFJ Coiled Tubing Rig System under mutually acceptable terms and conditions. Alberta will also ensure the integration of the various rig systems and assist Verdisys in deploying the rig through commissioning and into commercial operation. Alberta will also provide field operator training on a fee basis to be negotiated.

2. The Project

From the effective date of this agreement until final rig system commissioning and commercialization, ALBERTA will deliver to VERDISYS the equipment and services described in Appendix “A” attached hereto (the “Equipment and Services”) for VERDISYS operation of An Abrasive Fluid Jet Coiled Tubing Rig System with a minimum working depth of 8,500’ with 1.25” coiled tubing, minimum surface pressure of 15,000 psi, a goal of continuous slurry circulating time of thirty (30) minutes, and a minimum injector speed of 200 feet per minute in and out of the well bore. It is understood that Verdisys will provide ancillary services and support to ALBERTA during the building phase of the AFJ CT Rig System.

3. PAYMENT TERMS

Verdisys will establish a separate cash account (“Construction Fund”) to fund the turnkey project with Alberta. The Construction Fund will be funded according to the dates and times agreed upon between Verdisys and Alberta, per Exhibit “B” attached hereto (“Payment Terms”). Verdisys will advance to $50,000 to Alberta on a reimbursement basis from the Construction Fund for working capital needs of Alberta in executing the turnkey project. Verdisys will replenish the advance based on submitted invoices. Alberta will submit less time sensitive invoices and contracts to Verdisys for contract review and payment from the Construction Fund.

4. Budget Overruns

In the event that the $850,000 budget for rig construction is exceeded, the first $100,000 of overruns, if any, are for the account of Alberta. In the event that additional overruns occur in excess of $950,000, all such overruns, if any, are for the account of Verdisys.

5. Arbitration

(a)	All disputes under this Agreement shall be settled by arbitration at such time pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any Party hereto giving written notice to the other Party that a dispute has been referred to arbitration under this Section. Each Party shall each appoint one individual as an arbitrator and the two individuals so appointed shall select another individual to serve as the third and final member of the arbitration panel. Any award rendered by the arbitrators shall be conclusive and binding upon the Parties provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the Parties, and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right to appeal therefrom. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any position or claim of a Party or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other Party (including reasonable attorneys’ fees and fees of the arbitrators) against the Party raising such unreasonable position, claim, defense or objection.

(b)	To the extent that arbitration may not be legally permitted hereunder and the Parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any Party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section shall prevent the Parties from settling any dispute by mutual agreement at any time.

6. General

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(b)	This Agreement (i) contains the entire agreement between the Parties in respect of the building of the rig, (ii) supersedes all other prior or contemporaneous understandings, negotiations and agreements about bilding a rig, whether in writing or not, including any legends or markings which may accompany any information exchanged in furtherance hereof, (iii) may not be assigned or delegated without the written consent of the other Party, and (iv) may not be amended, modified, discharged, waived or released (in whole or in part) in any manner except by a writing executed by the duly authorized representative of each Party.

(c)	This Agreement may be signed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(d)	Each Party shall bear its own relevant costs and the risks of proceeding or not proceeding, except where the Parties specifically and in writing agree to share costs.

(e)	Each Party shall cooperate with the other to ensure that all information supplied shall be kept confidential. In this regard, the Parties acknowledge that any information provided under this Agreement shall be subject to the Mutual Confidentiality and Non-Circumvent Agreement dated 09/27/04 between the Parties (the “Confidentiality Agreement”).

Need to refer to this superseding the Licensing Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VERDISYS, INC.

By:	/s/ David M. Adams
Name:	David M Adams
Title:	President & Co-CEO

ALBERTA ENERGY HOLDING INC.

By:	/s/ Mark McAfee
Name:	Mark McAfee
Title:	President

Appendix “A”

Alberta Energy Holding Inc. to provide an Abrasive Fluid Jet Coiled Tubing Rig System that will include the following specifications:

Trailer	Single Drop, Steel Frame, Two Axels, 48 foot length with access steps and leveling outriggers

Power	560 HP Cummins Turbo Diesel Engine complete with all accessories to operate on a continuous basis

Hydraulic Pumps	Three Dennison mounted on engine

Hydraulic Tank	100 Gallon capacity with hydraulic cooling fan

Diesel Fuel Tank	50 Gallon capacity

Muffler	Super quite

Electric Generator	10 KW 120/240 60 Hertz, clean power

Water Pump	Model 4200 Jetstream, 15,000 psi, minimum 20 GPM, hydraulic driven

Abrasive Mixing Unit	15,000 psi, minimum 15 gallon capacity, pneumatic filling system

Coil Reel	Capacity for 8,5000 feet 1.25 inch tube with level wind

Injector	minimum of 22,000 Lbs. push/pull rating, rated speed in low 60 meters per minute, rated speed in high 90 meters per minute, injector weight 3000 Lbs., hydraulic chain tension, hydraulic skate pressure, load cell only weight indicator, electric depth counter, with chains for 1.0 to 1.25 inch coil tube

BOP System	3,000 psi in all areas, Texas Oil Tools or Similar manufacturer

Opeator Cabin	Harden room for three (3) personnel with AC and Heat and adjustable chair

Computer Display	All functions in control cabin

PLC	Program Logic Controls where required

Over Ride Controls	Manual

Lighting	Normal and Emergency lighting in all critical areas

Crane	Knuckle Joint type with a minimum of 10,000 Lbs. capacity

Pump	Acid injection with metering system

Jet Hose Reel	Capacity for 0.05 to 1.25 inch diameter and 500 feet length

Well Work Platform	Adjustable with access steps

Storage	Lockable with itemized storage

FAT	Formation Access Tool (FAT) 25 Ton capacity

Computer, Servos	Fanuc or similar

Jack System	Ball screw, Joy or similar

Rotary Axis	R and M, 123,000 Lb. capacity

Tubing Spider	Weatherford

Manuals	Operating manuals

Training	On location for three (3) personnel

Exhibit “B”

Verdisys will establish a separate cash account to fund the project with Alberta. The funding will occur according to the following amounts and dates:

March 9, 2005	$300,000
April 18, 2005	$100,000
June 9, 2005	$400,000

The final $50,000 will be funded after the “Field Factory Acceptance Test”.

7